CERTIFICATE OF INCORPORATION OF TERRAFORM POWER NY HOLDINGS, INC.
UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW
FIRST: The name of the corporation (hereinafter called the “Corporation”) is TerraForm Power NY Holdings, Inc.
SECOND: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, but the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.
THIRD: The office of the Corporation is to be located in the County of New York, State of New York.
FOURTH: The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon them is:
TerraForm Power NY Holdings, Inc.
c/o TerraForm Power, Inc.
200 Liberty Street, 14th Floor
New York, NY 10281
Attention: General Counsel

FIFTH: The Corporation’s registered agent shall be Corporation Service Company (the “Registered Agent”). The Registered Agent’s address is 80 State Street, Albany, New York 12207-2543. The Registered Agent is the agent of the Corporation upon whom or upon which process against the Corporation may be served.
SIXTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,700,000,000 shares of common stock, consisting of (i) 700,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 500,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”) and (iii) 500,000,000 shares of Class C common stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”).
Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class, and holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to vote one vote for each share of Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, held as of the applicable date, on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that, holders of Class B Common Stock and Class C Common Stock shall not be entitled to vote on any matter relating to the Share Exchange, as defined in the Agreement and Plan of Reorganization to be entered into by and among Brookfield Renewable Partners L.P., Brookfield Renewable Corporation, TerraForm Power, Inc. and the Corporation, as it may be amended from time to time. Except as set forth in the proviso to the foregoing sentence, holders of Class B Common Stock and Class C Common Stock shall have the same rights, preferences and limitations as holders of Class A Common Stock.
SEVENTH: The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.
EIGHTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “By-laws”).
NINTH: Unless and except to the extent that the By-laws so require, the election of directors of the Corporation need not be by written ballot.
TENTH: To the fullest extent from time to time permitted by law, a person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty in such capacity, except to the extent that the Business Corporation Law of the State of New York as in effect from time to time, expressly provides that this Article shall not eliminate or limit such personal liability. Nothing in this Article shall directly or indirectly increase the liability of any such person based upon acts or omissions occurring before the adoption hereof. No amendment, modification or repeal of this Article shall adversely affect any right or protection of any director that exists at the time of such change.
ELEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.
TWELFTH: The Corporation expressly elects not to be governed by Section 912 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.
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